FOR IMMEDIATE RELEASE

Spartan Motors Announces Record Net Sales,
Higher Net Income in Third Quarter 2004

CHARLOTTE, Michigan, October 28, 2004 - Spartan Motors, Inc. (NASDAQ: SPAR) today announced that increased sales of RV and fire truck chassis resulted in the Company's strongest quarterly sales ever and a 29.5 percent increase in net earnings in the third quarter of 2004 compared to the prior year.

The Charlotte, Mich.-based manufacturer of custom chassis and emergency-rescue vehicles reported net sales of $91.7 million in the 2004 third quarter, up 50.8 percent versus net sales of $60.8 million in the same period in 2003. Spartan posted net earnings of $1.9 million, or $0.15 per diluted share, for the current third quarter, versus net earnings of $1.5 million, or $0.12 per diluted share, for the third quarter of 2003.

The increase in earnings reflects strong sales growth at Spartan Chassis, led by a 78.7 percent increase in RV chassis sales. Spartan reported sales at its Emergency Vehicle Team (EVTeam) companies -- Crimson Fire, Crimson Fire Aerials and Road Rescue - were flat primarily due to production constraints at Crimson Fire which offset gains at Road Rescue.

"Our solid gains in the third quarter and year-to-date reflect growth in the markets we serve as well as our ability to win market share in the RV chassis business," said John Sztykiel, president and CEO of Spartan Motors. "During the third quarter, we began production for several new motorhome models and expect this run rate to continue.

"While we work to sustain the sales growth and profit gains at Spartan Chassis, we are also making headway in addressing the losses at Crimson Fire and Road Rescue. Crimson Fire's results were impacted by a shift in production from Alabama to the more efficient South Dakota facility. The move into the just-completed facility in South Dakota will provide the needed capacity in the fourth quarter. Likewise, we grew sales and build rates at Road Rescue, and now we must improve production efficiency."

Third Quarter 2004 Highlights
Spartan reported that consolidated gross margin declined from the second quarter 2004 and versus the prior year period, driven significantly by the higher cost of steel. Gross margin was 12.2 percent in the 2004 third quarter, compared to 15.1 percent for the same period in 2003 and 14.6 percent in the second quarter of 2004.

Spartan said its steel costs more than doubled from the second quarter to the third quarter 2004 and are up more than $1.6 million year-to-date. The Company has been able to pass a portion of the increases through to its customers via surcharges and price increases on some products. However, steel price increases cost Spartan almost $1.1 million or $0.09 per share pre-tax in the current quarter.

Spartan Motors: 3Q 2004 Results

"We're working with our steel suppliers as well as our customers to share the burden of the steel price run-up, but it was clearly a significant line item in the quarter," said Chief Financial Officer Jim Knapp. "We are forecasting our steel price impact to lessen somewhat in the fourth quarter and first quarter of 2005 as we offset more of the impact through surcharges and pricing, but it remains a significant added cost to our operations."

Total operating expenses increased on a dollar basis, but dropped as a percentage of sales from 11.6 in 2003 to 9.1 percent in the 2004 quarter. SG&A (selling, general and administrative) expense as a percentage of sales dropped to 6.8 percent in the period versus 8.6 percent last year. Spartan said the reductions evidence management's focus on controlling operating expenses and better leveraging its sales and service infrastructure on higher sales and income despite increased corporate expenses related to reporting requirements under the Sarbanes-Oxley Act.

On a consolidated basis, Spartan posted a return on invested capital (ROIC) of 10.7 percent in the third quarter of 2004 compared with ROIC of 9.4 percent in the same period in 2003. (Spartan defines return on invested capital by calculating operating income, less taxes, on an annualized basis, divided by total shareholders' equity.) Consolidated backlog was $106.5 million as of Sept. 30, 2004, compared with backlog of $83.8 million at the same time last year.

"Looking ahead, we expect similar earnings performance in the fourth quarter followed by bottom line growth in 2005 as our EVTeam companies hit their stride and the market share gains we've achieved in the RV business address the inevitable cycles in this market," Sztykiel added.

Spartan Chassis
Sales of Spartan's motorhome chassis increased for the fifth consecutive quarter, growing 78.7 percent compared to the third quarter of 2003. The addition of several new motorhome models featuring Spartan chassis and growing penetration of diesel chassis as a percentage of total Class A RVs sold, drove the increase in sales. Spartan said it is seeing some softening in the RV retail market, which could slow its RV chassis growth in the fourth quarter.

Spartan fire truck chassis sales were up 34.8 percent in the current quarter compared to the prior year on the strength of increased sales of higher end Gladiator product, as well as the continued growth of the emergency rescue market from added Homeland Security funding and the replacement needs of municipal fire departments.

"Our focus on product innovation and differentiation - on being the most desired brand - is paying off with more and more customers specifying RVs and fire trucks on a Spartan chassis," said Sztykiel. "In RVs, we are benefiting from new OEM additions and further penetration in some of our existing partners, plus the continuing trend toward diesel chassis, where Spartan has the broadest and best selection on the market.

"Likewise, in fire trucks, our investments in research and development and building vehicles that meet the customized needs of firefighters in the field is fueling sales growth, and we remain on pace for a record year in Spartan fire truck chassis."

Emergency Vehicle Team (EVTeam)
Spartan said sales in its EVTeam segment were flat versus the same period last year as increased sales at Spartan's ambulance unit Road Rescue were offset by lower sales at fire truck maker Crimson Fire. Crimson Fire's sales and profitability were temporarily affected by its decision to move production of its E-Series product from its Alabama facility to South Dakota and the construction and set-up of its new, state-

Spartan Motors: 3Q 2004 Results

of-the-art plant in South Dakota. The 32,000-square-foot facility adds capacity for the engineering and production of Crimson Fire's E-Series and Star Series™ fire trucks, doubling Crimson's manufacturing capacity in South Dakota.

The EVTeam posted a loss in the third quarter of 2004, due to the production changes at Crimson Fire, severance costs related to production and office staff changes at Road Rescue, and the investment in the ramp up of Crimson Fire Aerials. Crimson Fire Aerials had several units in engineering and production, but delivered only one unit during the quarter. Road Rescue posted higher sales on a year-over-year basis and also raised its production levels 25 percent in the third quarter versus the second quarter of 2004. Spartan said it is continuing its search for a new president for Road Rescue and expects to fill the position during the fourth quarter or early 2005.

"The EVTeam's progress in the third quarter is masked by the operational changes and resulting costs that we incurred," said Sztykiel. "Crimson Fire's just-completed facility is up and running as of this week, Crimson Fire Aerials delivered their first product, and at Road Rescue, we increased production for the fourth consecutive quarter and narrowed our net loss significantly in September versus the prior two months of the quarter.

"We continue to focus on reducing our break-even point, raising our production levels, keeping the order pipeline full, and making sure we have the right people on the team who are able to execute."

Balance Sheet/Cash Flow
During the 2004 third quarter, Spartan utilized $11.4 million in cash flows from operations for working capital to support the growth in the RV business. Spartan also utilized $2.8 million in cash in the second and third quarters of 2004 to construct the new Crimson Fire facility in South Dakota. Spartan ended the quarter with $13.5 million in cash and cash equivalents.

"Our consolidated earnings were up significantly from the prior year, and our balance sheet and cash position remain strong," said Knapp. "Our immediate challenge is to unlock the value in our EVTeam companies and move them to profitability, while improving margins at Spartan Chassis. This will be our focus in the fourth quarter, and we are looking toward 2005 to begin to realize the full potential of all of our operations."

Second Quarter Earnings Web Cast
Spartan Motors will host a conference call at 10 a.m. Eastern Time today to discuss these results and current business trends. To listen to the call, please click on the following link or go to http://www.spartanmotors.com/webcasts.asp.

About Spartan Motors
Spartan Motors, Inc. (www.spartanmotors.com) designs, engineers and manufactures custom chassis and vehicles for the recreational vehicle, fire truck, ambulance and emergency-rescue markets. The Company's brand names - SpartanTM, Crimson FireTM, Crimson Fire AerialsTM, and Road RescueTM - are known in their market niches for quality, value, service and being the first to market with innovative products. The Company employs approximately 900 at facilities in Michigan, Alabama, Pennsylvania, South Carolina, and South Dakota. Spartan Motors is publicly traded on The Nasdaq Stock Market under the ticker symbol SPAR.

Spartan Motors: 3Q 2004 Results

The statements contained in this news release include certain predictions and projections that may be considered "forward-looking statements" under the securities laws. These forward-looking statements are identifiable by words or phrases indicating that the Company or management "expects," "believes" or is "confident" that a particular result "may" or "should" occur, that a particular item "bodes well," that the Company "looks forward" to a particular result, or similar statements. These statements involve many risks and uncertainties that could cause actual results to differ materially, including but not limited to economic, competitive, governmental and technological factors affecting the Company's operations, markets, products, services and prices. Accounting estimates are inherently forward-looking. Additional information about these and other factors that may adversely affect these forward-looking statements are contained in the Company's reports and filings with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any forward-looking statements to reflect developments or information obtained after the date of this news release.

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CONTACT:
John Sztykiel, CEO, or Jim Knapp, CFO Spartan Motors, Inc. (517) 543-6400	Jeff Lambert, Tim Hanson Lambert, Edwards & Associates, Inc. (616) 233-0500 thanson@lambert-edwards.com

Spartan Motors: 3Q 2004 Results

Spartan Motors, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
Three Months Ended September 30, 2004 and 2003

	September 30, 2004		September 30, 2003
	$-000-%		$-000-%

Sales	91,668		60,780
Cost of Sales	80,508		51,629
Gross Profit	11,160	12.2	9,151	15.1

Operating Expenses:
Research and Development	2,126	2.3	1,800	3.0
Selling, General and Administrative	6,232	6.8	5,229	8.6
Total Operating Expenses	8,358	9.1	7,029	11.6

Operating Income	2,802	3.1	2,122	3.5

Other Income (Expense):
Interest Expense	(100)	(0.1)	(62)	(0.1)
Interest and Other Income	159	0.1	75	0.1
Total Other Income (Expense)	59	0.0	13	0.0

Earnings before Taxes	2,861	3.1	2,135	3.5

Taxes	967	1.0	673	1.1

Net Earnings from Continuing Operations	1,894	2.1	1,462	2.4

Discontinued Operations:
Loss on Disposal of Carpenter	-	0.0	-	0.0

Net Earnings	1,894	2.1	1,462	2.4

Basic Net Earnings per Share:
Net Earnings from Continuing Operations	0.15		0.12
Discontinued Operations:
Loss on Disposal of Carpenter	-		-
Basic Net Earnings per Share	0.15		0.12

Diluted Net Earnings per Share:
Net Earnings from Continuing Operations	0.15		0.12
Discontinued Operations:
Loss on Disposal of Carpenter	-		-
Diluted Net Earnings per Share	0.15		0.12

Basic Weighted Average Common Shares Outstanding	12,384		12,121

Diluted Weighted Average Common Shares Outstanding	12,859		12,385

Spartan Motors: 3Q 2004 Results

Spartan Motors, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
Nine Months Ended September 30, 2004 and 2003

	September 30, 2004		September 30, 2003
	$-000-%		$-000-%

Sales	231,979		176,315
Cost of Sales	200,147		150,551
Gross Profit	31,832	13.7	25,764	14.6

Operating Expenses:
Research and Development	5,755	2.5	5,403	3.1
Selling, General and Administrative	17,936	7.7	16,036	9.0
Total Operating Expenses	23,691	10.2	21,439	12.1

Operating Income	8,141	3.5	4,325	2.5

Other Income (Expense):
Interest Expense	(306)	(0.1)	(231)	(0.1)
Interest and Other Income	423	0.2	337	0.1
Total Other Income (Expense)	117	0.1	106	0.0

Earnings before Taxes	8,258	3.6	4,431	2.5

Taxes	2,771	1.2	1,100	0.6

Net Earnings from Continuing Operations	5,487	2.4	3,331	1.9

Discontinued Operations:
Gain on Disposal of Carpenter	-	0.0	1,465	0.8

Net Earnings	5,487	2.4	4,796	2.7

Basic Net Earnings per Share:
Net Earnings from Continuing Operations	0.45		0.28
Discontinued Operations:
Gain on Disposal of Carpenter	-		0.12
Basic Net Earnings per Share	0.45		0.40

Diluted Net Earnings per Share:
Net Earnings from Continuing Operations	0.43		0.27
Discontinued Operations:
Gain on Disposal of Carpenter	-		0.12
Diluted Net Earnings per Share	0.43		0.39

Basic Weighted Average Common Shares Outstanding	12,306		12,104

Diluted Weighted Average Common Shares Outstanding	12,696		12,425

Spartan Motors: 3Q 2004 Results

Spartan Motors, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets

	September 30, 2004	December 31, 2003
	$-000	$-000

ASSETS
Current assets:
Cash and cash equivalents	$13,524	$18,481
Accounts receivable, net	37,345	19,604
Inventories	34,863	26,588
Other current assets	4,784	5,726
Total current assets	90,516	70,399

Property, plant and equipment, net	17,976	14,784
Goodwill, net	4,543	4,543
Other assets	1,626	1,656

Total assets	$114,661	$91,382

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$27,282	$15,067
Accrued warranty	3,453	2,538
Accrued vacation, compensation and related taxes	4,617	3,766
Deposits from customers	7,191	6,797
Other current liabilities and accrued expenses	3,550	2,094
Current portion of long-term debt	10	-
Total current liabilities	46,103	30,262

Long-term debt, less current portion	137	-

Shareholders' equity:
Preferred stock	-	-
Common stock	125	122
Additional paid in capital	35,738	32,229
Retained earnings	32,558	28,769
Total shareholders' equity	68,421	61,120

Total liabilities and shareholders' equity	$114,661	$91,382